UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

The Caldwell & Orkin Funds, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE CALDWELL & ORKIN FUNDS, INC.
6200 The Corners Parkway
Suite 150
Norcross, Georgia 30092

Dear Advisor,

For those of you who had client positions in the Caldwell & Orkin Market Opportunity Fund (COAGX) at the close of business on August 25, 2006, you should have received a Proxy Statement and Notice of Annual Meeting to be held on October 4, 2006.

You may remember back in the Fund’s Annual Report dated June 23, 2006, Independent Chairman Frederick T. Blumer wrote, “While the Fund’s investment restrictions (rules that govern what and how much Fund management can invest) are generally broad, they are also somewhat dated. There are several investment strategies that Fund management could use to manage exposure to risk and potentially enhance returns, but is unable to due to those restrictions. Your Board believes additional investment latitude would be beneficial to the Fund and its Shareholders, and we have thus directed Fund management to prepare a Proxy Statement for Shareholder vote which details proposed changes to the investment restrictions included in the Prospectus and Statement of Additional Information.”

The Proxy Statement is the result of the Board’s direction as detailed above. In addition to amending several of the Fund’s Investment Restrictions, shareholders are also being asked to elect five directors, approve and ratify the auditor, and amend the management agreement with C&O Funds Advisor, Inc.

Every vote is important. If you exercise the fiduciary duty to vote proxies on your clients’ behalf, we kindly ask that you review the Proxy Statement and record your votes either by telephone, internet or mail at your earliest convenience. If your clients vote their own proxies, we hope that you as their advisor would encourage them to do likewise.

If you have any questions about the matters to be voted on, please do not hesitate to contact me at 800-237-7073 or by e-mail at Bill.Horne@CaldwellOrkin.com.